Exhibit 99.5

Dear Valued Partner,

I wanted to personally reach out to you, as you may have seen that this morning that we have entered into a definitive agreement to be acquired by affiliates of Siris Capital Group, LLC (“Siris”). I wanted to bring this to your attention to introduce Siris, explain why this will benefit you, our valued partner, and also ensure all your questions regarding this agreement are addressed.

Siris is a private equity firm based in New York that focuses exclusively on investments in data/telecommunications, technology and technology-enabled business services companies. Following completion of the acquisition, and subject to the satisfaction of customary closing conditions, Xura will no longer be a publicly traded company. We expect the transaction will be completed in Xura’s third fiscal quarter.

Siris has an extensive history of successfully operating businesses that provide mission-critical products to CSPs and understands that continued investment and customer partnerships are instrumental to delivering world-class solutions. Furthermore, the investment is a strong endorsement of our leadership in the digital communications market including the quality and breadth of our product portfolio, our strategic positioning and, most importantly for our collective long-term success, and deep commitment to all our partners.

Importantly, the Xura Executive Team believes the combination of a private setting and the substantial industry and financial resources of Siris, will significantly enhance our ability to deliver value to you, and will enhance Xura’s position in the following ways:

•	Transformation - accelerate our strategic transformation to become a more focused Company

•	Investment - invest in product development and go-to-market initiatives to drive continuous innovation and expand market reach

•	Flexibility - efficiently react to changing market dynamics to extend industry leadership

As we work to complete this transaction, Xura is still Xura, and our commercial relationship will be “business-as-usual”. We remain committed to providing you with the same exceptional quality, innovation, support and service you expect from us. Our customers and partners are our top priority, and we are confident that this transaction will serve to solidify our long-term relationship with you.

Lastly, I want to thank you for choosing to work with Xura. Our intention is to always work and-in-hand with partners and we will continue that endeavour.

If you have any questions, comments or concerns about this announcement, please do not hesitate to reach out to me directly.

Kind regards,

Philippe Tartavull

President and CEO Xura, Inc.

Xura UK Limited Reading International Business Park, Part Spur AG, Basingstoke Road, Reading, Berkshire RG2 6DH, UK

Registered Office: Reading International Business, Reading, Berkshire RG2 6DH, Company Number. 2693122

xura.com

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Xura. In connection with the proposed merger, Xura will be filing relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Xura will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. XURA STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Xura stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed merger (when they become available), along with other documents filed by Xura with the SEC, at the SEC’s website (http://www.sec.gov) or through the investor relations section of Xura’s website (http://www.xura.com).

Xura and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from Xura’s stockholders in favor of the proposed merger. Information about Xura’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of Xura’s stockholders generally, will be included in the proxy statement filed with the SEC in connection with the proposed merger. Additional information about these directors and executive officers is available in Xura’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2015, and in Xura’s Annual Report on Form 10-K, which was filed with the SEC on May 23, 2016. To the extent that holdings of Xura’s securities by Xura’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.